UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 30, 2024

(Date of Report: Date of earliest event reported)

Middlefield Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio

(State or other jurisdiction of incorporation)

001-36613

(Commission File Number)

34-1585111

(I.R.S. Employer Identification Number)

15985 East High Street

Middlefield, Ohio 44062

(Address of principal executive offices, including zip code)

(440) 632-1666

(Registrant’s telephone number, including area code)

(not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MBCN	The NASDAQ Stock Market, LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e)	Compensatory Arrangements of Certain Officers

The Compensation Committee of the Board of Directors of Middlefield Banc Corp. (the “Company”) made conditional stock awards in the form of performance stock units (“PSUs”) and restricted stock units (“RSUs”) to executive officers, including President and Chief Executive Officer President Ronald L. Zimmerly, Jr. and Chief Financial Officer, Executive Vice President and Treasurer Michael C. Ranttila. Pursuant to the Compensation Committee’s awards, Mr. Zimmerly received 15,819 PSUs and 6,780 RSUs and Mr. Ranttila received 6,780 PSUs and 4,520 RSUs. The awards were granted through the Company’s 2017 Omnibus Equity Plan.

The conditional stock awards provide a variable pay opportunity through a combination of performance shares and restricted shares. The program is designed to reinforce the long-term alignment of the Company’s executives with the interests of our stockholders. PSU shares are intended to strengthen our pay-for-performance philosophy while time-vested RSU shares are granted to promote share ownership and executive retention.

Vesting of the PSUs is based on achievement of the Company’s return on average assets (ROAA) compared to a custom peer group of publicly traded banks and bank holding companies ranging in asset size from $1 billion to $5 billion. The earned shares will be adjusted based on the percentile rank of the Company’s total shareholder return compared to the same index. Recipients of the PSUs can earn between 0% and 187.5% of their target award opportunity. If achievement warrants and the recipient remains employed by the Company, PSUs vest after the three-year performance period ending December 31, 2026. The PSUs will vest immediately if a recipient’s employment terminates due to death, assuming that target performance is achieved through the date of employment termination, and in the event a recipient’s employment terminates during the performance period due to disability, termination without cause or for good reason, or recipient’s retirement as defined in the recipient’s PSU award agreement, the recipient’s PSUs will be earned as if the recipient had remained continuously employed through end of the performance period.

In the event a change in control of the Company occurs prior to the last day of the performance period, the level of achieved performance of the performance goals will be assumed to have been met at the greater of the target or actual performance level through the date of the change in control (“CIC Earned Units”), and (A) if the successor entity to the Company assumes a recipient’s PSU award agreement, the CIC Earned Units will be converted into time-based restricted stock units of the successor entity’s common shares and shall either (1) become 100% vested on the last day of the performance period, provided the recipient remains continuously employed with the successor entity through such date, or (2) become 100% vested if within 24 months following the change in control the successor entity terminates the recipient’s employment without cause or the recipient terminates employment for good reason; or (B) if the successor entity does not assume a recipient’s PSU award agreement in the change in control, the recipient will become 100% vested in the CIC Earned Units.

The RSUs are time-based restricted shares that vest equally over three years on the anniversary date of the grant. Awards vest automatically upon a recipient’s employment termination due to death, disability, or termination without cause or for good reason. If a recipient retires, as defined in the recipient’s RSU award agreement, during the RSU vesting period, the recipient’s unvested RSUs will continue to vest as if the recipient had remained continuously employed through each vesting date.

Upon a change in control of the Company, if the successor entity to the Company assumes a recipient’s RSU award agreement, the unvested RSUs will continue to vest as common shares of the successor entity in accordance with the RSU’s vesting schedule. If within 24 months of the change in control the successor entity terminates the recipient’s employment without cause or the recipient terminates employment for good reason, the RSUs shall become 100% vested on the date of such termination of employment. If the successor entity in the Company’s change in control does not assume the recipient’s RSU award agreement, the unvested RSUs will become 100% vested on the date of the change in control.

This summary of the PSU and RSU awards does not purport to be complete and is qualified in its entirety by reference to the copies of the form of Performance Share Unit Award Agreement and the form of Restricted Stock Award Agreement attached as exhibits to this Form 8-K Current Report.

Item 9.01(d):	Exhibits

10.1	Performance Share Unit Award Agreement

10.2	Restricted Stock Unit Award Agreement

104	Cover Page Interactive File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEFIELD BANC CORP.

Date: September 4, 2024	/s/ Ronald L. Zimmerly, Jr.
President and Chief Executive Officer